Exhibit 99.1

Objectives for Executive Officers Under
Textron Inc. Short-Term Incentive Plan

Under the Textron Inc. Short-Term Incentive Plan, target annual incentive payments for Executive Officers are approved by the Organization and Compensation Committee (the “Committee”) of the Board of Directors.  The targets for Executive Officers can range from 65% to 100% of the Executive Officer’s base salary.  The amount actually paid generally can range from zero, if the threshold level of actual performance relating to target performance objectives is not achieved, to no more than twice the target award level. Payouts are made in cash following review and certification of performance results by the Committee.

The target performance objectives for Executive Officers are set by the Committee, and generally include such targets as achieving earnings per share, cash efficiency, enterprise return on invested capital, specified leadership behaviors, including financial goals and strategic and business objectives such as six sigma, customer growth, talent development, supply chain, information technology and compliance goals, and a specified workforce diversity target.